Exhibit 2.1

                           SECOND AMENDED AND RESTATED
                        STOCK PURCHASE AND SALE AGREEMENT


                                  by and among


                                   VGMC CORP.,
                        GREEN EQUITY INVESTORS II, L.P.,
                        DIAMOND TRIUMPH AUTO GLASS, INC.,
                            TRIUMPH AUTO GLASS, INC.,
                         DIAMOND AUTO GLASS WORKS, INC.,
                 A ABOVE AVERAGE GLASS COMPANY BY DIAMOND, INC.,
                         A-AA TRIUMPH AUTO GLASS, INC.,
                            SCRANTON HOLDINGS, INC.,
                   DIAMOND/TRIUMPH AUTO EXPORT SALES CO. INC.,
                          A-AUTO GLASS BY TRIUMPH, INC.
                      A-AUTO GLASS COMPANY BY DIAMOND, INC.
                                       and
                                 KENNETH LEVINE
                                       and
                                  RICHARD RUTTA

                  SECOND AMENDED AND RESTATED STOCK PURCHASE AND SALE AGREEMENT, dated as of January 15, 1998 (the "Agreement"), by and among VGMC CORP., a Delaware Corporation ("VGMC"), GREEN EQUITY INVESTORS II, L.P., a Delaware limited partnership (the "Purchaser"), DIAMOND TRIUMPH AUTO GLASS, INC. (named Triumph Auto Glass of Ohio, Inc., prior to March 9, 1998), a Delaware corporation ("Triumph-Delaware"), TRIUMPH AUTO GLASS, INC. ("Triumph-NY"), DIAMOND AUTO GLASS WORKS, INC. ("Diamond"), A ABOVE AVERAGE GLASS COMPANY BY DIAMOND, INC. ("Above Average"), A-AA TRIUMPH AUTO GLASS, INC. ("A-AA"), SCRANTON HOLDINGS, INC. ("Scranton"), DIAMOND/TRIUMPH AUTO EXPORT SALES CO. INC. ("Export"), A-AUTO GLASS BY TRIUMPH, INC. ("A-Triumph") and A-AUTO GLASS COMPANY BY DIAMOND, INC. ("A-Diamond" and together with Triumph-NY, Diamond, Above Average, A-AA, Scranton, Export and A-Triumph, the "Affiliated Companies") (each of Triumph-Delaware and the Affiliated Companies (other than Export, A-Triumph and A-Diamond (collectively, the "Excluded Companies")) being sometimes referred to herein individually as a "Company" and collectively as the "Companies"), KENNETH LEVINE ("Levine") and RICHARD RUTTA ("Rutta" and together with Levine, the "Company Principals").

                               -----------------

                  WHEREAS, the parties hereto entered into an Amended and Restated Stock Purchase and Sale Agreement dated as of January 15, 1998 (the "Original Agreement"); and

                  WHEREAS, the parties desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

                  NOW, THEREFORE, in consideration of the respective agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Original Agreement is hereby amended and restated to read in its entirety as follows:

                                    ARTICLE I

                            ACTIONS PRIOR TO CLOSING

                  SECTION 1.1 Amendment of Charter and Bylaws. Subject to the terms and conditions set forth herein, prior to the Closing (as hereinafter defined), the Company Principals shall cause the Certificate of Incorporation and Bylaws of Triumph-Delaware to be amended to be in the forms of Exhibits A-1 and A-2 annexed hereto, respectively, with such changes therein, if any, as shall be mutually acceptable to the Purchaser and the Company Principals. The revised Certificate of Incorporation will, among other things, reclassify each of the 1,500 issued and outstanding shares of capital stock, par value $1.00 per share, of Triumph-Delaware into 466K shares of Common Stock, par value $.01 per share (the "Common Stock"), of Triumph-Delaware and authorize the issuance by Triumph-Delaware of preferred stock.

                  SECTION 1.2 Issuance of Preferred Stock to Company Principals. Subject to the terms and conditions set forth herein, prior to the Closing, the Company Principals shall cause Triumph-Delaware to declare and pay a dividend (the "Preferred Stock Dividend") to each of the Company Principals, as the sole stockholders of Triumph-Delaware, of 3,500 shares of Senior Preferred Stock (the "Preferred Stock") of Triumph-Delaware having the rights, restrictions, privileges and preferences set forth in Exhibit A-3 annexed hereto with such changes therein, if any, as shall be mutually acceptable to the Company Principals and the Purchaser.

                  SECTION 1.3 Purchase of the Companies. Subject to the terms and conditions set forth herein, subsequent to the actions referred to in Sections 1.1 and 1.2 and prior to the Closing, the Company Principals shall transfer all of the issued and outstanding shares of each Company to Triumph-Delaware (the "Stock Purchases"). The Company Principals shall cause Triumph-Delaware to issue, as consideration for such transfers, an aggregate of 6,950,000 shares (the "Stock Purchase Shares") of its Common Stock to the Company Principals, as the sole stockholders of each of the Companies. The number of Stock Purchase Shares to be issued to each Company Principal in exchange for the stock of each of the Companies is as set forth in Exhibit A-4 hereto. At the Closing, the Stock Purchase Shares will be redeemed by Triumph-Delaware pursuant to Section 2.2(e) below.

                  SECTION 1.4 Merger of the Companies. Subject to the terms and conditions set forth herein, subsequent to the actions referred to in Sections 1.1, 1.2 and 1.3 and prior to the Closing, the Company Principals shall cause each Company to merge with and into Triumph-Delaware, with Triumph-Delaware surviving (the "Mergers").

                                   ARTICLE II

                                     CLOSING

                  SECTION 2.1 Time of Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (as defined below) contemplated to be consummated on the Closing Date (the "Closing") shall take place at the offices of Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022, on March 31, 1998, at 10:00 a.m., local time, or at such other time and place as may be acceptable to the Company Principals and Purchaser (the "Closing Date").

                  SECTION 2.2 Actions at Closing. Subject to the terms and conditions set forth herein, at the Closing, the Company Principals shall, or shall cause Triumph-Delaware to, take the following actions:

                  (a) Triumph-Delaware shall issue, sell and deliver to Purchaser, and Purchaser shall purchase and accept from Triumph-Delaware (the "Acquisition"), 770,000 shares of Common Stock (the "Common Shares") (which will represent seventy-seven percent (77%) of the issued and outstanding shares of Common Stock after giving effect to all of the Transactions). In consideration for the Common Shares, Purchaser shall pay Triumph-Delaware in cash the purchase price of Fifteen Million Four Hundred Thousand U.S. Dollars ($15,400,000) (the "Purchaser Common Shares Purchase Price");

                  (b) Triumph-Delaware shall issue, sell and deliver to Purchaser, and Purchaser shall purchase and accept from Triumph-Delaware (the "Purchaser Preferred Stock Purchase"), 28,000 shares of Preferred Stock (the "Preferred Shares") (which will represent eighty percent (80%) of the issued and outstanding shares of Preferred Stock after giving effect to all of the Transactions). In consideration for the Preferred Shares, Purchaser shall pay Triumph-Delaware in cash the purchase price of Twenty-Eight Million U.S. Dollars ($28,000,000) (the "Purchaser Preferred Shares Purchase Price");

                  (c) Triumph-Delaware shall issue, sell and deliver to members of management of the Companies ("Management") designated by Purchaser, and such members of Management shall purchase and accept from Triumph-Delaware (the "Management Purchase"), an aggregate of up to 30,000 shares of Common Stock at a purchase price of $20.00 per share. In consideration for the shares of Common Stock purchased by members of Management, such members of Management shall pay Triumph-Delaware in cash the purchase price of $20.00 per share;

                  (d) Triumph-Delaware shall borrow approximately One Hundred Fifteen Million U.S. Dollars ($115,000,000) in aggregate principal amount consisting of a combination of borrowings (the "Borrowings") from certain providers of financing (the "Lenders") and the issuance (the "Note Financing") to certain purchasers of Senior Notes (the "Notes") and have available to it a credit facility in the amount of approximately an additional Twenty Million U.S. Dollars ($20,000,000), as contemplated by the Funds Availability Letter (as hereinafter defined);

                  (e) Triumph-Delaware shall redeem from each of the Company Principals fifty percent (50%) of the Stock Purchase Shares as well as 250,000 additional shares of

Common Stock held by each Company Principal prior to the Stock Purchases (the "Redemption") such that each Company Principal will hold 100,000 shares of
Common Stock (which will represent ten percent (10%) of the issued and outstanding shares of Common Stock after giving effect to all of the Transactions), and shall distribute to each Company Principal in cash an amount equal to fifty percent (50%) of the aggregate redemption price (the "Redemption Price") of One Hundred and Forty-Nine Million U.S. Dollars ($149,000,000). The Company Principals shall deliver stock certificates representing the shares of Common Stock to be redeemed, endorsed for transfer to Triumph-Delaware;

                  (f) Triumph-Delaware shall, along with the Purchaser and the Company Principals, enter into a Stockholders Agreement in substantially the form annexed hereto as Exhibit B (the "Stockholders Agreement");

                  (g) Triumph-Delaware shall enter into employment agreements with each of Levine, Rutta, Norman Harris and Michael Sumsky, substantially in the forms of Exhibits C-1, C-2, C-3 and C-4 annexed hereto, respectively (the "Employment Agreements");

                  (h)   Triumph-Delaware   shall   enter  into   non-competition
agreements with each of the Company Principals, substantially in the form of Exhibit D annexed hereto (the "Non-competition Agreements"); and

                  (i) Triumph-Delaware shall enter into a Management Services Agreement with Leonard Green & Partners, L.P. ("LGP"), substantially in the form annexed hereto as Exhibit E (the "Management Services Agreement") and shall pay a closing and structuring fee to LGP in the amount of Two Million Eight Hundred and Fifty Thousand U.S. Dollars ($2,850,000) (the "Fee").

The Preferred Stock Dividend, the Stock Purchases, the Mergers, the Acquisition, the Purchaser Preferred Stock Purchase, the Management Purchase, the Borrowings, the Note Financing, the Redemption and the other transactions contemplated herein to be consummated pursuant to Articles I and II hereof are collectively referred to herein as the "Transactions."

                  SECTION 2.3       Post-Closing Adjustment.

                  (a) Reduction in Redemption Price. The Redemption Price shall be reduced in the event that the tangible net worth of Triumph-Delaware, determined in accordance with generally accepted accounting principles ("GAAP") consistent with those followed in the preparation of the Company Financial Statements (as defined herein) but with such adjustments as may be specifically provided by this Agreement, immediately prior to the Closing after giving effect to the Mergers but before giving effect to the Preferred Stock Dividend and the other Transactions (the "Closing Net Worth") is less than $24,086,234 (including at least $2,000,000 in cash) (the "Guaranteed Net Worth"), it being understood and agreed that the Fee shall not reduce the Closing Net Worth. The amount of the aggregate adjustment shall be a dollar for dollar reduction based on the dollar amount of the deficiency.

                  (b) Increase in Redemption Price. The Redemption Price shall be increased in the event that the Closing Net Worth is more than the Guaranteed Net Worth. The amount of the aggregate adjustment shall be a dollar for dollar increase based on the dollar amount of the excess.

                  (c) Method of Adjusting Redemption Price. Within ninety (90) days of the Closing, the Company Principals shall deliver to the Purchaser a balance sheet, prepared by KPMG Peat Marwick, LLP (the "Auditors"), reflecting the Closing Net Worth of Triumph-Delaware as of immediately prior to the Closing (the "Closing Balance Sheet"), audited by and containing an unqualified report of the Auditors. The Closing Balance Sheet shall be prepared in good faith in accordance with the provisions of this Agreement. Unless the Purchaser or the Company Principals shall dispute the calculation of the Closing Net Worth as reflected on the Closing Balance Sheet, then, in the event that the Closing Net Worth as reflected thereon varies from the Guaranteed Net Worth, the Redemption Price shall be subject to automatic adjustment as provided in Section 2.3(a) or
(b) hereof, as applicable.

                  (d) Adjustment. (i) In the event of a reduction in the Redemption Price under Section 2.3(a), each Company Principal shall, within fifteen (15) days after delivery of the Closing Balance Sheet (unless a Balance Sheet Dispute (as hereinafter defined) is pending), pay 50% of the amount thereof to Triumph-Delaware. The Company Principals agree that representatives of Purchaser may be present during any physical inventory conducted as part of the audit of the Closing Balance Sheet.

                       (ii) In the event of an increase in the Redemption Price under Section 2.3(b), Triumph-Delaware shall (unless a Balance Sheet Dispute is pending) pay the amount thereof to the Company Principals, one half to each, no later than fifteen (15) days after the delivery of the Closing Balance Sheet.

                  (e) Disputes Regarding Closing Balance Sheet. The Company Principals and the Auditors, as the case may be, shall furnish the Purchaser and its accountants (the "Purchaser's Auditors") and agents with full access, upon reasonable prior notice, to all working papers, books, records, financial data and other documentation used in the calculation of the Closing Net Worth. Disputes with respect to the Closing Balance Sheet shall be dealt with as follows:

                       (i) Triumph-Delaware and the Company Principals shall have fifteen (15) days after receipt of the Closing Balance Sheet (the "Dispute Period") to dispute any of the elements of or amounts reflected in the Closing Balance Sheet (a "Balance Sheet Dispute"). If Triumph-Delaware or the Company Principals has a Balance Sheet Dispute, Triumph-Delaware or the Company
Principals, as the case may be, shall deliver to the other parties to this Agreement written notice (a "Dispute Notice") within the Dispute Period, setting forth in reasonable detail a description of the Balance Sheet Dispute. Within ten (10) business days after the delivery of any such Dispute Notice, the Company Principals and Triumph-Delaware shall meet at a mutually acceptable time and place and thereafter as often as such parties reasonably deem necessary and shall, in good faith, cooperate in an attempt to resolve such Balance Sheet Dispute and agree in writing upon an appropriate adjustment to the Closing Net Worth as reflected in the Closing Balance Sheet.

                       (ii) If any Balance Sheet Dispute is not finally resolved within twenty (20) business days after the delivery of a Dispute Notice, as aforesaid, or if the parties shall fail to meet within ten (10) business days after the delivery of any such Dispute Notice, then the Balance Sheet Dispute shall be referred to an independent nationally recognized certified public accounting firm selected by the Purchaser and the Company Principals (the "Balance Sheet Arbitrator") for resolution in accordance with the terms hereof (the "Balance Sheet Arbitration"), and in any event as soon as practicable.

                       (iii) In the event that the accounting firm selected by the Purchaser and the Company Principals is then unwilling or unable to serve as the Balance Sheet Arbitrator, the parties hereto shall select by mutual written agreement another independent nationally recognized certified public accounting firm to serve as the Balance Sheet Arbitrator.

                       (iv) The Balance Sheet Arbitrator shall hold a hearing within thirty (30) days of the submission of the Balance Sheet Dispute for arbitration (the "Balance Sheet Hearing") and shall render a decision within thirty (30) days of the conclusion of such hearing. In preparation for its presentation at such Balance Sheet Hearing, Triumph-Delaware, the Purchaser and the Company Principals may depose such directors, officers, employees or agents of the Companies, and such other persons as they may deem reasonably necessary for such preparation. Triumph-Delaware and the Company Principals may file with the Balance Sheet Arbitrator such briefs, affidavits and supporting documents as they deem appropriate. The Balance Sheet Arbitrator shall have the same access as the Purchaser to any documentation used in the calculation of the Closing Net Worth. Any decision made by the Balance Sheet Arbitrator within the scope of its authority shall be final, binding and non-appealable.

                       (v) The Balance Sheet Arbitrator shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties to the Balance Sheet Arbitration or to decide upon a compromise position between the ranges presented by the parties to such arbitration. The Balance Sheet Arbitrator shall base its decision solely upon the presentations of the parties to the Balance Sheet Arbitration at the Balance Sheet Hearing and any materials made available under clauses (iv) or (vi) hereof and not upon independent review.

                       (vi) The Balance Sheet Arbitrator's decision regarding its final resolution of any Balance Sheet Dispute (the "Arbitrator's Decision") shall be in writing, shall set forth the calculations made in reaching its decision, shall describe the manner in which such calculations were made and shall include a representation that the manner so used was in accordance with GAAP and the specific terms of this Agreement relative to the calculation of the Closing Net Worth. The Arbitrator's Decision shall specifically set forth the amount of any adjustment required to be made to the Redemption Price pursuant to
Section 2.3(a) or (b), as the case may be.

                       (vii) Any such Balance Sheet Hearing shall take place in New York, New York unless the parties shall mutually agree on another location. The Balance Sheet Hearing shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1 though 16, and judgment upon the award of the Balance Sheet Arbitrator may be entered by any court having jurisdiction thereof.

                       (viii) The fees and expenses of the Balance Sheet Arbitrator shall be borne (A) by Triumph-Delaware in the event that the Company Principals' calculation of the Closing Net Worth was closer in dollar amounts to the Balance Sheet Arbitrator's determination than was the Purchaser's calculation thereof, and (B) by the Company Principals in the event that the Purchaser's calculation of the Closing Net Worth was closer in dollar amounts to the Balance Sheet Arbitrator's determination than was the Company Principals' calculation thereof. Notwithstanding the foregoing, each of the parties hereto shall bear their own costs and expenses related to any such Balance Sheet Arbitration. Upon the request of the Balance Sheet Arbitrator, the Company Principals, Triumph-Delaware and Purchaser agree to enter into an arbitration agreement providing reasonable protection to the Balance Sheet Arbitrator, in such form as may be mutually acceptable to the Balance Sheet Arbitrator and the Company Principals, Triumph-Delaware and Purchaser.

                       (ix) If the Balance Sheet Arbitrator determines that the amount of the Closing Net Worth requires an adjustment to the Redemption Price in accordance with Section 2.3(a) or (b) hereof, then the Redemption Price shall be adjusted in accordance with such determination. In the event of a reduction in the Redemption Price pursuant to Section 2.3(a), then each Company Principal shall pay 50% of the amount thereof to Triumph-Delaware, within ten (10) days of receipt of a copy of the Balance Sheet Arbitrator's determination. In the event of an increase in the Redemption Price pursuant to Section 2.3(b), then Triumph-Delaware shall pay the amount thereof to the Company Principals, one half to each, within ten (10) days of receipt of a copy of the Balance Sheet Arbitrator's determination.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
          AND, AS TO SECTIONS 3.2, 3.4 AND 3.7, THE COMPANY PRINCIPALS

                  Each Company and, as to Section 3.2, 3.4 and 3.7, each of the Company Principals represents and warrants to Purchaser as follows, with the knowledge and understanding that Purchaser is relying upon such representations and warranties:

                  SECTION 3.1 Organization and Qualification. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, as set forth in Section 3.1 of the Schedule annexed hereto relating to such Company setting forth matters required to be set forth as described in this Agreement (the "Disclosure Schedule"). Each Company has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in the respective jurisdictions set forth opposite its name in Section 3.1 of the Disclosure Schedule, and to the knowledge of such Company, such jurisdictions are the only ones in which the properties owned, leased or operated by such Company or the nature of the business conducted by such Company makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Companies on a combined or consolidated basis, as applicable. The Disclosure Schedule shall be deemed a part of this Agreement. The copies of the Certificate of Incorporation and By-laws of each Company, as amended to date and delivered to Purchaser, are true and complete copies of these documents as now in effect.

                  SECTION 3.2 Capitalization. The authorized capital stock of each Company, the classes of capital stock, the number of shares of capital stock of each class or series which are issued and outstanding as of the date hereof, the par value thereof, and the record and beneficial holders thereof are as set forth in Section 3.2 of the Disclosure Schedule. All of such shares of capital stock are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which any Company or any of the Company Principals is a party or by which any of them is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of any Company. Other than as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding securities convertible or exchangeable, currently or contingently, into capital stock or any other securities of any Company. None of the Companies nor either of the Company Principals is a party to any voting trust or other voting agreement with respect to any shares of capital stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of capital stock or other securities of any Company. Each of the Company Principals represents and warrants to, and covenants and agrees with, the Purchaser that (i) immediately prior to the Stock Purchases, the Company Principals will own all of the issued and outstanding shares of capital stock of each Company, free and clear of all Liens of any kind or nature, (ii) immediately prior to the Mergers,
Triumph-Delaware will own all of the issued and outstanding capital stock of each Company, free and clear of all Liens of any kind or nature, (iii) immediately prior the Closing, the Company Principals will own all of the issued and outstanding shares of capital stock of Triumph-Delaware, free and clear of all liens of any kind or nature, (iv) the transfer by the Company Principals of the shares of Common Stock to Triumph-Delaware pursuant to Section 2.2(e) above will transfer good and valid title thereto to Triumph-Delaware free and clear of all Liens of any kind or nature whatsoever and (v) the shares of Common Shares and Preferred Shares sold by Triumph-Delaware to the Purchaser pursuant to Sections 2.2(a) and 2.2(b), respectively, will be transferred free and clear of all Liens of any kind or nature whatsoever and the Purchaser shall possess good and marketable title to such shares free and clear as aforesaid.

                  SECTION 3.3 Subsidiaries. Except as disclosed in Section 3.3 of the Disclosure Schedule, there are no Company Subsidiaries. As used herein, the term "Company Subsidiary" shall mean any corporation or other entity of which any Company directly or indirectly, controls or which any Company owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are, ordinarily or generally, in the absence of contingencies (which contingencies have not occurred) or understandings (which understandings have not yet been required to be performed) entitled to vote for the election of a majority of the board of directors or any similar governing body. Except as set forth in Section 3.3 of the Disclosure Schedule, none of the Companies owns, directly or indirectly, any capital stock, equity or other interest in any other corporation or business entity nor is any Company a partner in any partnership or joint venture. There are no obligations, contingent or otherwise, of any Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any corporation, partnership, joint venture or other entity.

                  SECTION 3.4 Authority. (a) Each Company has full corporate power and authority to, and each Company Principal can, enter into this Agreement and the other Transaction Documents, as applicable, and, subject to the Required Approvals (as defined in Section 3.4(b) below), consummate the transactions contemplated hereby and thereby. Each Company's execution and delivery of this Agreement and the other Transaction Documents, as applicable, and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and the other Transaction Documents, as applicable, and its consummation of the transactions contemplated hereby and thereby, except for the obtaining of the Required Approvals. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by each Company and the Company Principals, as the case may be, and constitutes the legal, valid and binding obligation of each Company and the Company Principals, as the case may be, enforceable against each Company and the Company Principals, as the case may be, in accordance with its terms, except that such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, whether asserted at law or in equity (collectively, the "Bankruptcy Exception").

                  (b) Except for (i) filings in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) the consents set forth in Section 3.4(b) of the Disclosure Schedule (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the "Required Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority or other person is necessary for the execution and delivery of this Agreement or any of the other Transaction Documents by the Companies and the Company Principals or the consummation by the Companies and the Company Principals of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.5       Contracts; No Default.

                  (a) Section 3.5(a) of the Disclosure Schedule consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written) to which any Company is a party that (i) involve a receipt or an expenditure by any Company or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of any Company, which in each case, relates to a contract, agreement, commitment or instrument that (A) requires payments in excess of $200,000 per year and receipts in excess of $250,000 per year, (B) is not terminable by any Company on notice of thirty (30) days or less without penalty or any Company being liable for damages of $200,000 or more, or (C) involves the lease of real property or any contract or arrangement with either of the Company Principals or any of their Affiliates, or (ii) involve an obligation for the performance of services or delivery of goods by any Company that cannot, or in reasonable probability will not, be performed within one year from the date hereof.

                  (b) All of the contracts, agreements, commitments and other instruments described in Section 3.5(a) of the Disclosure Schedule (individually, a "Contract" and collectively, the "Contracts") are valid and binding upon a Company or the Companies, as applicable, and to the knowledge of the Companies, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy Exception and no Company nor, to the knowledge of each Company, any other party to any Contract, has materially breached any provision of, nor has any event occurred which, with the lapse of time or action by a third party, could result in a material default under, the terms thereof. To the knowledge of each Company, no Company Principal has received any payment in violation of law from any contracting party in connection with or as an inducement for causing any Company to enter into any Contract.

                  SECTION 3.6 Litigation. Except as set forth in Schedule 3.6 of the Disclosure Schedule, there is no (i) claim (other than claims fully insured against or adequately reserved against in the Latest Financial Statements), action, suit, investigation or proceeding pending or, to the knowledge of any Company, threatened against or relating to any Company before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court or governmental or regulatory authority or body or arbitration tribunal in a proceeding to which any Company, or any of their assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude the Company Principals' or any Company's ability to consummate the Sale or the other Transactions contemplated hereby or, if adversely determined, have a Material Adverse Effect.

                  SECTION 3.7 Taxes. Except as disclosed in Section 3.7 of the Disclosure Schedule: (i) the Companies have completely and accurately prepared and timely filed or will timely file prior to the Closing with the appropriate governmental agencies all material franchise, income and all other material Tax (as hereinafter defined) returns and reports (Tax returns and reports are hereinafter collectively referred to as "Tax Returns") required to be filed for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of the Companies disclosed in Section 3.7 of the Disclosure Schedule; (ii) all material Taxes of the Companies (whether or not reported) in respect of all periods ending on or prior to the Closing Date have been paid in full to the proper authorities or fully accrued for in the latest balance sheet included in the Latest Financials Statements, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with GAAP;
(iii) (a) no deficiency has been asserted or assessed against any Company and is pending, and (b) no examination of any Company is pending or, to any Company's knowledge, threatened for any amount of Tax by any taxing authority. Each Company has validly and effectively elected to be treated as a "S" corporation under the Internal Revenue Code of 1986, as amended (the "Code") and except as disclosed in Section 3.7 of the Disclosure Schedule such election and treatment has not been terminated within the meaning of Section 1362(d) of the Code and has been in effect throughout the entire existence of each Company.

                  "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

                  SECTION 3.8 Employee Benefit Plans; ERISA. Except as set forth in Section 3.8 of the Disclosure Schedule:

                  (a) there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees (or former employees) employed in the United States, maintained or contributed to by any Company or any ERISA
Affiliate (as hereinafter defined), or to which any Company or any ERISA Affiliate contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b),
(c), (m) or (o) of the Code of which any Company is a member.

                  (b) Each Company has delivered to Purchaser true and complete copies of all Pension Benefit Plans and all "welfare benefit plans" (as defined in Section 3(1) of ERISA) covering employees (or former employees) employed in the United States, maintained or contributed to by any Company and, to the extent covering employees (or former employees) employed in the United States, any other plans, policies, programs, agreements, understanding or arrangements providing compensation or other benefits to employees and former employees, including, without limitation, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by any Company ("Welfare Plans").

                  (c) Each of the Companies, and each of the Pension Benefit Plans and Welfare Plans, have been operated in and are in compliance with its terms and the applicable provisions of ERISA and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) All  contributions  to, and  payments  from,  the  Pension
Benefit Plans which are required to have been made in accordance with the Pension Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Material Adverse Effect.

                  (e) The  Pension  Benefit  Plans  intended  to  qualify  under
Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and, to each Company's knowledge, nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be amended on a timely basis to comply with changes to the Code made by the Tax Reform Act of 1986 and other applicable legislative, regulatory or administrative requirements.

                  (f) There are (i) no investigations pending, to the knowledge of the Companies, by any governmental entity involving the Pension Benefit Plans or Welfare Plans,

(ii) no termination proceedings involving the Pension Benefit Plans and (iii) no pending or, to any Company's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit Plan or Welfare Plan, against the assets of any of the trusts under any Pension Benefit Plan or Welfare Plan or against any fiduciary of any Pension Benefit Plan or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a Material Adverse Effect, nor, to any Company's knowledge, are there any facts which would give rise to any liability except for those which would not, individually or in the aggregate, have a Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

                  (g) To each Company's knowledge, no Company or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which would be reasonably likely to result in a tax or penalty on any Company under Section 4975 of the Code or Section 502(i) of ERISA, except any such transaction which would not, individually or in the aggregate, have a Material Adverse Effect. No fiduciary (as defined in Section 3(21) of ERISA) has breached any of the responsibilities or obligations imposed upon such fiduciary under Title I of ERISA.

                  (h) None of the Companies or any ERISA Affiliate has ever terminated any Pension Benefit Plan subject to Title IV of ERISA, nor has any trust created thereunder been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to any Pension Benefit Plan or any trust created thereunder, except any such event which would not, individually or in the aggregate, have a Material Adverse Effect nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA, except any such event which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (i) None of the Companies or any ERISA Affiliate has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to an actuary by each Company for use in preparing the most recent actuarial report for a Pension Benefit Plan, if any, is complete and accurate in all material respects.

                  (j) None of the Companies or any ERISA Affiliate has ever withdrawn (in a partial or complete withdrawal) from or incurred any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multi-employer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

                  (k) With respect to each of the Pension Benefit Plans and Welfare Plans, true, correct and complete copies of the following documents have been delivered to Purchaser: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable.

                  (l) None of the Companies or any organization to which any Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any ERISA Affiliate has engaged in any transaction, within the meaning of Section 4069(a) of ERISA, except where the liability for which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (m) None of the Welfare Plans maintained by any Company are plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following retirement or other termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. Welfare Plans providing benefits or coverage to terminated or retired participants or their beneficiaries at the expense of such individuals are listed in Schedule 3.8(m). Each Company which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  (n) No liability under any Pension Benefit or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which any Company has received notice that such insurance company is in rehabilitation.

                  (o) The Continental Insurance Company stop-loss insurance policy with respect to the Diamond Auto Glass Works, Inc. Employee Welfare Benefit Plan is currently in force, has never lapsed and all required premiums have been paid. Claims under the Diamond Auto Glass Works, Inc. Employee Welfare Benefit Plan have not exceeded the coverage limits of the Continental Insurance Company stop-loss insurance policy.

                  SECTION  3.9      No Violation of Law.  Except as set forth in
Section 3.9 of the Disclosure Schedule, none of the Companies is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Body, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect. No Company has received any notice that any investigation or review with respect to it by any Governmental Body is pending or threatened, other than, in each case, those the outcome of which would not reasonably be expected to have a Material Adverse Effect. Each Company has all permits, licenses, franchises, registrations, variances, exemptions, orders and other governmental and other authorizations, consents and approvals necessary to conduct its business as presently conducted, except for those, the absence of which, alone or in the aggregate, would not have a

Material Adverse Effect (collectively, "Permits"). Each Company (a) has duly and timely filed all reports and other information required to be filed with any Governmental Body in connection with its Permits, and (b) is not in violation of the terms of any of its Permits, except for such omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect. Section 3.9 of the Disclosure Schedule contains a list of Permits.

                  SECTION 3.10 Environmental Matters. (a) To the knowledge of each Company, the Companies and the properties and assets owned or operated by any Company (including the Real Properties (as hereinafter defined)) are in material compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes, without limitation, the possession of all material licenses, permits, registrations and other governmental authorizations (collectively, "Environmental Authorizations") required under applicable
Environmental Laws and material compliance with the terms and conditions thereof. To each Company's knowledge, since December 31, 1994, none of the Companies have received any communication, whether from a Governmental Authority (as hereinafter defined), citizen group, employee or otherwise, that alleges that any of the Companies or any of the properties or assets owned or operated by any of the Companies (including the Real Properties) is not in full compliance with Environmental Laws. To each Company's knowledge, the Companies have all material Environmental Authorizations necessary for the conduct of the businesses of the Companies at the Closing Date except for those that are disclosed in Schedule 3.10. None of the Companies have been notified by a Governmental Authority since December 31, 1994, nor do any of the Companies have reason to believe, that any such Environmental Authorizations will be modified, suspended or revoked or cannot be renewed or otherwise maintained in the ordinary course of business.

                  (b) There is no Environmental Notice (as hereinafter defined) that (i) is pending or, to the knowledge of any Company, threatened against any Company or (ii) is pending or, to the knowledge of any Company, threatened against any person or entity whose liability for such Environmental Notice may have been retained or assumed contractually or otherwise by any Company in each case which is reasonably likely to have a Material Adverse Effect.

                  (c) Except as set forth in Section 3.10 of the Disclosure Schedule, and to each Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents arising out of, based upon, resulting from or relating to any properties or assets (including the Real Properties) currently or formerly owned, operated, leased or used by any of the Companies, including, without limitation, the emission, discharge, disposal or other release of any Hazardous Material (as hereinafter defined) in or into the Environment (as hereinafter defined), that (i) could reasonably be expected to result in the incurrence by any Company of material liabilities under Environmental Laws, (ii) could reasonably be expected to form the basis of any Environmental Notice relating to a material risk of loss or damage against or with respect to any of the Companies, or against any Person or entity whose liability for any Environmental Notice may have been retained or assumed (contractually or otherwise) by or could be imputed or attributed by law to any of the Companies or (iii) could subject Purchaser or any Company to any material risk of loss or damages.

                  (d) Without in any way limiting the generality of the foregoing, to each Company's knowledge, and except as set forth in Section 3.10 of the Disclosure Schedule, (i) there are and have been no underground or above ground storage tanks or other storage receptacles, or related piping used for storage or transport of Hazardous Materials, located on, at or under property (including the Real Properties) currently or formerly owned, operated, leased or used by any Company, (ii) there are and have been no polychlorinated biphenyls located on, at or under property (including the Real Properties) currently or formerly owned, operated, leased or used by any Company, (iii) there are and have been no properties (including the Real Properties) currently or formerly owned, operated, managed, leased or used by any Company (or any of their respective predecessors in interest) at which Hazardous Materials generated, used, owned, managed, stored or controlled by any Company may have been disposed of or otherwise released into the Environment in violation of the law and (iv) there is no friable asbestos contained in or forming part of any building, building component, structure or office space owned, operated, leased or used by any Company, in each case which is reasonably likely to require abatement or removal.

                  (e) To each Company's knowledge, no lien has been recorded in the public records under Environmental Laws with respect to any properties, assets or facilities (including the Real Properties) owned, operated, managed, leased or used by any Company.

                  (f) To each Company's knowledge, each Company has given Purchaser and its authorized representatives access to all records and files in its possession relating to actual or potential compliance or liability issues of any Company under Environmental Laws, including, without limitation, all reports, studies, analyses, tests or monitoring results pertaining to the existence of Hazardous Materials or any other environmental concern relating to properties, assets or facilities (including the Real Properties) currently or formerly owned, operated, managed, leased, used or controlled by any Company, or otherwise concerning compliance with or liability under Environmental Laws.

                  (g) To each Company's knowledge, there has been no disposal, release, discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Material on-site at any properties, assets or facilities (including the Real Properties) formerly or currently owned or operated by any Company (the "Properties") and, except as set forth in Section 3.10 of the Disclosure
Schedule, any Hazardous Material which remains on the Properties is being managed in all material respects in accordance with applicable state and Federal law and the regulations adopted thereunder.

                  (h)      For purposes of this Agreement:

                           (i) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location.

                           (ii) "Environmental Laws" shall mean any federal, state or local law (including common law), statute, code, ordinary rule or regulation relating to the environment, natural resources, or public or employee health or safety, including (i) the Comprehensive Environmental Response, Compensation and Liability Act
                  of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; (ii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 9601 et seq.; (iii) the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 33 U.S.C.
                  Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. ("OSHA"); as such laws have been amended or supplemented, and the regulations promulgated thereunder, and any applicable state transfer laws or statutes; and (iv) any other federal or state law or regulation relating to the protection of the Environment.

                           (iii) "Environmental Notice" shall mean any written notice or claim by any Governmental Authority or other third party alleging liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental costs, compliance costs or harm, injuries or damages to any person, property, natural resources, or any fines or penalties) arising out of, based upon, resulting from or relating to any Environmental Law.

                           (iv) "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                           (v) "Hazardous Material" shall mean any substance included within the definition of "hazardous substance," "hazardous waste," "toxic substance," "toxic pollutant," "hazardous pollutant," or any similar term under any Environmental Law and specifically includes polychlorinated biphenyls and petroleum, oil, or petroleum or oil products, derivatives or constituents, including, without limitation, crude oil or any fraction thereof, excluding, however, a substance present only in de minimis quantities that (i) does not present a material risk of harm to public health or the Environment and that (ii) would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.

                           (vi) "Real Property" shall mean all right,  title and
                  interest of any of the Companies (including any leasehold estate) in and to a parcel of real property owned or operated by any Company together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

                  SECTION 3.11 Insurance. Each Company is covered by insurance policies, or renewals thereof, as identified and described in Section 3.11 of the Disclosure Schedule. No Company has received notice from any insurer or agent of such insurer that material improvements or expenditures will have to be made in order to continue such insurance and, so far as known to each Company, no such improvements or expenditures are required (other than premium payments). To each Company's knowledge, there is no material liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement except as set forth in Section 3.11 of the Disclosure Schedule. To each Company's knowledge, such insurance is adequate to cover risks of such types and in such amounts as is customary for entities engaged in similar lines of business.

                  SECTION 3.12 Properties. Except as set forth in Section 3.12 of the Disclosure Schedule, each Company has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet included in the Latest Financial Statements, or thereafter acquired (except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business consistent with past practice). Each Company has a valid leasehold interest in all properties of which it is the lessee and each such lease is valid, binding and enforceable against such Company and, to the knowledge of each Company, the other parties thereto in accordance with its terms, subject to the Bankruptcy Exception. No Company nor, to the knowledge of any Company, the other parties thereto are in default in the performance of any material provision thereunder. No portion of the assets of any Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of any Company, has any such condemnation, expropriation or taking been proposed. Except as set forth in Section 3.12 of the Disclosure Schedule, none of the material assets of the Companies are subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

                  SECTION 3.13 Condition of Assets. The material equipment, fixtures and other personal property of each Company are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of its respective business as presently being conducted.

                  SECTION  3.14 No  Contravention.  Subject  to  receipt  of the
Required Approvals and as specified in Section 3.4(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents by each Company and the Company Principals does not and will not (i) conflict with or violate the Certificate of Incorporation or the by-laws of any Company, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which any Company or any Company Principal is a party or by which any Company or any Company Principal, or any of their respective material assets, businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of any Company under, or create any rights of termination, cancellation or acceleration in any person under, any Contract.

                  SECTION 3.15 Labor Matters. No Company is a party to any union contract or other collective bargaining agreement, other than those set forth in
Section 3.15 of the Disclosure Schedule, true and complete copies of which contracts have been delivered to Purchaser. Each Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and no Company is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of any Company, any labor strike or stoppage threatened) against or affecting any Company. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of any Company who are not currently organized.

                  SECTION 3.16 Employees. To the knowledge of each Company, no key employee or group of employees has any plans to terminate employment with any Company. Except for Triumph-Delaware's current executive officers who are listed in Section 3.16 of the Disclosure Schedule, no Company is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to any Company's knowledge, any entity affiliated with any past or present officer, director or employee with obligations exceeding $100,000 other than those set forth in
Section 3.16 of the Disclosure Schedule, in each case true and complete copies of which contracts have been delivered to Purchaser, and other than the agreements executed by employees generally, the forms of which have been provided to Purchaser.

                  SECTION  3.17 Financial  Statements.   Section  3.17  of  the
Disclosure Schedule contains (i) an unaudited interim combined balance sheet of the Companies as of September 30, 1997 and related unaudited combined statement of income and retained earnings and statement of cash flows (the "Latest Financial Statements") and (ii) year-end combined balance sheets, statements of income and retained earnings and cash flows of the Companies for each of the years ended December 31, 1996, 1995 and 1994 (the Latest Financial Statements and the financial statements referred to in this clause (ii) are collectively referred to as the "Company Financial Statements"). The Company Financial
Statements present fairly, in all material respects, the combined financial position of the Companies as of the respective dates and the results of their operations and cash flows for the respective years and periods covered in accordance with GAAP consistently applied (subject, in the case of the Latest Financial Statements, to normal and recurring year-end adjustments which, individually or collectively, are not material). Without limiting the generality of the foregoing, (i) except as set forth in Section 3.17 of the Disclosure Schedule, as of the date of the most recent balance sheet included in the Latest Financial Statements, there was no debt, liability or obligation of any nature not reflected or reserved against in the Latest Financial Statements or in the notes thereto required to be so reflected or reserved in accordance with GAAP; and (ii) there are no assets of any Company, the value of which (in the reasonable judgment of any Company) is materially overstated in the Company Financial Statements. Except as disclosed therein or in Section 3.17 of the Disclosure Schedule, the Companies have no material contingent liabilities (including liabilities for Taxes). Except as disclosed in Section 3.17 of the Disclosure Schedule, no Company is a party to any contract or agreement for the forward purchase or sale of any foreign currency or has invested in any "derivatives."

                  SECTION 3.18 Absence of Certain Changes or Events. Except as set forth in Section 3.18 of the Disclosure Schedule, since September 30, 1997 there has not been:

                  (a)      any Material Adverse Change (as hereinafter defined);

                  (b) any material damage, destruction or loss of any material properties of any Company, whether or not covered by insurance;

                  (c) any material change in the manner in which the business of the Companies considered as one enterprise has been conducted;

                  (d) any material change in the treatment and protection of trade secrets or other confidential information of any Company;

                  (e) (i) any declaration, setting aside or authorization of the payment of, any dividend or other distribution in respect of any shares of capital stock of any Company or any repurchase, redemption or other acquisition by any Company of any of the outstanding shares of capital stock or other securities of, or other ownership interest in, any Company or (ii) any amount or asset paid or otherwise distributed to the Company Principals, whether as compensation or otherwise (other than normal salary compensation, the amount of which has previously been disclosed to Purchaser);

                  (f) any change by any Company in accounting principles, methods or policies; or

                  (g) any occurrence not included in paragraphs (a) through (f) of this Section which has resulted, or which any Company has reason to believe, could reasonably be expected to result, in a Material Adverse Effect.

                  SECTION 3.19 Customers and  Suppliers.  Except as set forth in
Section 3.19 of the Disclosure Schedule, no Company has any knowledge that, as a result of the transactions contemplated hereby, any material customer of, or material supplier to any Company will not continue to conduct business with any Company after the Closing Date in substantially the same manner as it has conducted business with the Companies within the twelve (12) month period immediately preceding the Closing Date.

                  SECTION 3.20 Intellectual Property; Software. (a) Section 3.20(a) of the Disclosure Schedule sets forth a complete and correct list in all material respects of all patents, trademarks, tradenames, service marks, service names, brand names and copyright registrations, and applications therefor, applicable to or used in the business of the Companies, together with a complete list of all licenses granted by or to any Company with respect to any of the above. All such patents, trademarks, tradenames, service marks, service names, brand names and copyrights are owned by a Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, except with respect to the credit agreements listed in Section 3.5(a) of the Disclosure Schedule, or are used by a Company pursuant to valid licenses. Except as set forth in Section 3.20(a) of the Disclosure Schedule, no Company is currently in receipt of any notice of any violation or infringement of, and no Company is knowingly violating or infringing in any material respect, the rights of others in any patent, unpatented invention, trademark, tradename, service mark, copyright, trade secret, know-how, design or process.

                  (b) (i) Except with respect to the credit agreements listed in
Section 3.5(a) of the Disclosure Schedule, and except as set forth on Schedule 3.20(b)(i) of the Disclosure Schedule, each Company has title to all material computer software owned by such Company (other than "off-the-shelf" software not customized for its use) ("Owned Software") free and clear of all liens, claims, security interests and encumbrances whatsoever, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, documentation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth in Section 3.20(b)(i) or (ii) of the Disclosure Schedule, the Owned Software is not dependent on any Licensed Software (as defined in subsection
(ii) below) in order to operate fully in the manner in which it is intended. The source code of any Owned Software has not been published or knowingly disclosed to any other parties, except as set forth on Section 3.20(b)(i) of the Disclosure Schedule, and except pursuant to contracts requiring such other parties to keep the source code of any Owned Software confidential. As of the date hereof, to the knowledge of each Company, no such other party has breached any such obligation of confidentiality.

                     (ii) Section 3.20(b)(ii) of the Disclosure Schedule also sets forth a list of the agreements which require the payment of license fees, rents, royalties or other charges by any Company with respect to all material software (other than "off-the-shelf" software that has not been customized for its use) under which any Company is a licensee, lessee or otherwise has obtained the right to use software and any Company pays a royalty for the use of such software (the "Licensed Software"). Each Company has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances, except as may be set forth in Section 3.20(b)(ii) of the Disclosure Schedule or in the agreements referenced therein. Each Company is in material compliance with all provisions of each license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. No Company has published or knowingly disclosed any Licensed Software to any other party except, in the case of Licensed Software which a Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. As of the date hereof, to the knowledge of each Company, no party to whom any Company has disclosed Licensed Software has breached such obligation of confidentiality.

                     (iii) The Owned Software and Licensed Software constitute all material software used in the respective businesses of the Companies (collectively, the "Company Software"). Subject to obtaining the Required Approvals, the transactions contemplated herein will not cause a breach or default under any license, leases or similar agreements relating to the Company Software or impair the ability of Triumph-Delaware to use the Company Software subsequent to the Closing Date in the same manner as the Company Software is currently used by the Companies. Except as set forth in Section 3.20(a), no Company is knowingly infringing in any material respect any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of each Company, no other person or entity is infringing any intellectual property rights of any Company with respect to the Company Software.

                  SECTION 3.21 Business Locations. No Company owns or leases any real property in any state or country except as set forth in Section 3.21 of the Disclosure Schedule. No Company has executive offices or places of business except as otherwise set forth in Section 3.21 of the Disclosure Schedule.

                  SECTION 3.22 Directors, Officers and Compensation of Employees. There is set forth in Section 3.22 of the Disclosure Schedule a true and complete list showing the names of all directors and officers of each Company. The Companies previously provided to Purchaser (a) the names of all salaried persons (other than salespersons) whose aggregate compensation for purposes of tax reporting from any Company in the fiscal year ended December 31, 1996 was, or in the fiscal year ending December 31, 1997 is expected to be $100,000 or more per year, together with a statement of the full amount expected to be paid to each such person for services in all capacities to be rendered in the fiscal year ending December 31, 1997, separately including the amounts paid or payable, or expected to be paid or payable, under bonus or incentive arrangements, if any; and (b) the names and titles of all salespersons whose aggregate compensation for purposes of tax reporting from any Company in the fiscal year ended December 31, 1996 was, or in the fiscal year ending December 31, 1997 is expected to be, $100,000 or more per year, together with a statement of the base salary, the commission and any amount or amounts under bonus or other incentive arrangements, expected to be paid to each such person in the fiscal year ending December 31, 1997.

                  SECTION 3.23 Books, Records and Accounts. Each Company's books, records and accounts fairly and accurately reflect in all material respects transactions and dispositions of assets by such Company, and the system of internal accounting controls of each Company is sufficient to assure that:
(a) transactions are executed in accordance with management's authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets;
(c) access to assets is permitted only in accordance with management's authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  SECTION  3.24 Brokers  and  Finders.  Except  for the fees and expenses payable to First Union Capital Markets Corp., which fees and expenses will be paid by the Company on the Closing Date, no Company and none of the Company Principals employed any investment banker, broker, finder, consultant, intermediary or other person in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby. No fees or expenses of any nature incurred in connection with this Agreement or the transactions contemplated hereby, including those referred to in the preceding sentence, that are paid by any Company on or prior to the Closing Date shall be capitalized by any Company, and the Closing Net Worth shall be determined as if all such fees and expenses were incurred as an expense prior to the Closing Date. Any fees or expenses incurred by any Company or any Company Principal in connection with this Agreement or the transactions contemplated hereby that are not paid by a Company on or prior to the Closing Date shall become the obligation of the Company Principals, who shall enter into appropriate documentation reflecting their assumption of such obligations, as of the Closing Date.

                  SECTION 3.25 No Omissions or Untrue Statements. No representation or warranty made by any Company or any Company Principal to Purchaser in this Agreement, the Disclosure Schedule or in any certificate of a Company officer required to be delivered to Purchaser pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date. The representations and warranties contained in this Section 3.25 or elsewhere in this Agreement or in any other Transaction Document shall not be affected or deemed waived by reason of the fact that the Purchaser and/or its representatives know or should have known that any such representation or warranty is or might be inaccurate in any respect.

                  SECTION 3.26 Related Party Transactions. Except as set forth on Schedule 3.26(a) of the Disclosure Schedule, (i) since December 31, 1996 no officer or director (or any relative or Affiliate of any of them) of any Company has entered into any transaction with or is a party to any contract with any Company and (ii) no officer or director (or any relative or Affiliate of any of them) of any Company is a party to any contract with any Company. Except as set forth on Schedule 3.26(b) of the Disclosure Schedule, no officer or director (or any relative or Affiliate of any of them) of any Company owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Company except for the passive ownership of not more than 1% of the outstanding capital stock of any company which is traded on a national securities exchange or The Nasdaq Stock Market's National Market.

                  SECTION 3.27 Entire Business. The assets, properties and rights which will be owned or leased by the Companies as of the Closing will constitute all of the tangible and intangible property used by the Companies in connection with the conduct of their business.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to the Companies as follows, with the knowledge and understanding that the Companies are relying on such representations and warranties:

                  SECTION 4.1 Organization and Qualification of Purchaser. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  SECTION 4.2 Purchaser's Authority. (a) Purchaser has full power and authority to enter into this Agreement and, subject to filings in connection with the applicable requirements of the HSR Act (the "Required Statutory Approvals"), to consummate the transactions contemplated hereby. Purchaser's general partner has approved and adopted this Agreement. No other partnership proceedings on Purchaser's part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be limited by the Bankruptcy Exception.

                  (b) Except for the Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority or other person is necessary for the execution and delivery of this Agreement by
Purchaser or the consummation by Purchaser of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approval which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect on Purchaser.

                  SECTION 4.3       Securities Act.

                  (a) The Purchaser will not offer to sell or otherwise dispose of the Preferred Shares and the Common Shares acquired by it hereunder in violation of any of the registration requirements of the Securities Act of 1933, as amended (the "Act"), and subject, nevertheless, to the disposition of the Purchaser's property being at all times within its control; provided, however, that it is understood and acknowledged that the Purchaser may assign (i) to an Affiliate the Purchaser's rights hereunder with respect to the purchase of the Preferred Shares and the Common Shares and (ii) to investors in the Purchaser the Purchaser's rights hereunder with respect to the purchase of a portion of the Preferred Shares and a portion of the Common Shares, provided that any such assignments do not violate any of the registration requirements of the Act.

                  (b) The Purchaser has substantial experience in business and financial matters and in making investments of the type contemplated by this Agreement and is capable of evaluating the merits and risks of its purchase of the Common Shares and Preferred Shares pursuant to this Agreement and is able to bear the economic risks of its investment.

                  SECTION 4.4 Availability of Financing. Subject to the receipt of the financing (as outlined in the attachments to the letter dated January 14, 1998, from Leonard Green & Partners, L.P. to Diamond (the "Funds Availability Letter")) on terms and conditions reasonably acceptable to the Purchaser, the Purchaser has sufficient unencumbered cash and cash equivalents and/or financing commitment letters from or funding arrangements with commercial banks and other lending institutions, such that Triumph-Delaware should be able to make payment in full in cash of the Redemption Price upon satisfaction of the conditions to Closing set forth in this Agreement ("Funds Availability").

                                    ARTICLE V

                  CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE

                  SECTION 5.1 Conduct of Business Prior to Closing Date. Each Company hereby covenants and agrees to do the following, from and after the date of this Agreement and until the Closing Date, except as otherwise specifically consented to in writing by the Purchaser:

                  (a) not amend or propose to amend any Company's Certificate of Incorporation or By-Laws, except as set forth in Section 1.1 above;

                  (b) conduct each Company's business in the ordinary and usual course of business and consistent with past practice;

                  (c)  except as set forth in  Article I above,  not (i)  split, combine or reclassify its outstanding capital stock or declare, set aside or pay or authorize the payments of any dividend or distribution payable in cash, stock, property or otherwise, or repurchase, redeem or acquire any of the outstanding shares of any class of capital stock, (ii) pay or otherwise distribute any other amounts or assets to any Company Principal, whether as compensation or otherwise, other than as disclosed in Section 5.1 of the Disclosure Schedule, except for normal salary compensation, (iii) spin-off any assets or businesses, (iv) engage in any transaction for the purpose of effecting a recapitalization, or (v) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing, except that, immediately prior to the Closing, Triumph-Delaware may distribute to the Company Principals all cash and cash equivalents of Triumph-Delaware in excess of the sum of (A) $2.0 million and (B) the amount of any fees or expenses of any nature incurred in connection with this Agreement or the transactions contemplated hereby, including those referred to in Section 3.24, that are paid by any Company on the Closing Date; provided, however, that the amount of such distributions shall be reduced to the extent that, in the good faith judgment of Triumph-Delaware, such reduction is necessary to ensure that the Closing Net Worth will not be less than the Guaranteed Net Worth;

                  (d) use all reasonable efforts to preserve intact each Company's business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with any Company, and not engage in any action, directly or indirectly, that could impact adversely the transactions contemplated by this Agreement or the Transaction Documents.

                  (e) not incur or become contingently liable with respect to any Indebtedness, except in the ordinary course of business and only pursuant to the revolving credit arrangements referred to in Section 3.5(a) of the Disclosure Schedule and provided that all Indebtedness of each Company shall be fully repaid prior to the Closing and the Closing Balance Sheet shall reflect no outstanding Indebtedness of any Company;

                  (f) not enter into or amend in any respect any employment, severance, or special pay arrangement with respect to termination of employment or other similar material arrangements or agreements with any directors, officers or key employees;

                  (g) not change accounting principles, methods or policies, except for the elimination of the Due From Related Company account (in the amount of $2,771,296), and Purchaser has agreed to such elimination;

                  (h) not (i) make any loans, advances or capital contributions to any other Person or (ii) assume, guarantee, endorse or otherwise become liable for the obligations of any other Person;

                  (i) not increase the rate of remuneration payable to any of its directors or officers, or, except in the ordinary course of business and consistent with past practices or as required by existing contractual arrangements, to any other employees or other representatives, or agree to do so;

                  (j) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

                  (k) use its best efforts to maintain in force the insurance coverage described in Section 3.11 of the Disclosure Schedule;

                  (l) except as set forth in Article I above, not issue, sell, pledge or dispose of, or agree to issue, sell pledge or dispose of any shares of its capital stock of any class or any of its securities, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing;

                  (m) not (i) make any acquisition of any assets (except in the ordinary course of business and consistent with past practices, excluding in any case material assets), (ii) sell any assets (except in the ordinary course of business and consistent with past practices, excluding in any case material assets), or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                  (n) not mortgage, pledge or subject to any Lien any of its assets other than under any Contract described in Section 3.5(a) of the Disclosure Schedule;

                  (o) merge, consolidate or reorganize with, or acquire, any Person other than as contemplated by this Agreement;

                  (p) enter into any transaction with, or become party to any Contract with, any officer or director (or any relative of any of them) of any Company; or

                  (q) agree to do, or enter into negotiations with respect to, any of the things described in the preceding clauses in this Section 5.1.

                  SECTION 5.2 No Solicitation. Each Company and each of the Company Principals agrees that, prior to the Closing Date or the termination of this Agreement in accordance with its terms, none of the Companies or the Company Principals shall directly or indirectly, solicit, initiate, facilitate or encourage or take any other action intended or designed to facilitate the efforts of any Person other than the Purchaser, with respect to (including by way of furnishing or disclosing information or engaging in discussions or negotiations, whether such negotiations are initiated by any Company, the Company Principals, or otherwise) any merger, consolidation, acquisition, other business combination involving any Company, acquisition of a material portion of the assets or capital stock of any Company, or inquiries or proposals concerning or which could be expected to lead to, any of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than Purchaser or its Affiliates) with respect to any
Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions expressly contemplated by this Agreement, or contemplated to be a material part hereof. Each Company and the Company Principals shall advise Purchaser in writing of any inquiries or proposals relating to an Acquisition Transaction received on or after the fifth business day following the date of this Agreement, within one business day following the receipt of any such inquiry or proposal. Each Company and the Company Principals shall promptly advise any person seeking an Acquisition Transaction that they are bound by the provisions of this Section, but without identifying Purchaser. During the five business days following the date of this Agreement, each Company, each Company Principal and their respective representatives and advisors will (i) inform each Person (including such Person's representatives and advisors; an "Inquiring Person") who expressed an interest in engaging in or considering an Acquisition Proposal that the Company Principals and the Companies have entered into a definitive agreement with another party to consummate an Acquisition Proposal which provides, among other things, that the Companies, the Company Principals and their respective representatives are precluded from engaging in any further negotiations or discussions concerning an Acquisition Proposal with any Person (other than the Purchaser, but without identifying Purchaser), (ii) request that each Inquiring Person return to Diamond all information and material concerning any of the Companies in the possession of any such Inquiring Person; and (iii) discontinue communications with all Inquiring Persons.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.1 Furnishing of Information. Each Company throughout the period prior to the Closing Date shall afford to the Purchaser and the Purchaser's accountants, counsel, financial advisors and other representatives full access during normal business hours to all properties, books, contracts, commitments and records of each Company and, during such period, shall furnish to the Purchaser promptly such information concerning its business, properties and personnel as the Purchaser shall reasonably request; provided, however, that, no furnishing of information pursuant to this Section 6.1 shall affect any representation or warranty made herein or the conditions to the obligations of the parties to consummate the Transactions. All non-public documents and information furnished to Purchaser in connection with the transactions contemplated by this Agreement shall be deemed to have been received pursuant to and shall be subject to the provisions of the confidentiality and non-disclosure agreement heretofore entered into between Purchaser and the Companies (the "Confidentiality Agreement"), except that Purchaser may disclose such information as may be necessary in connection with seeking the Required Statutory Approvals and the Required Approvals. Each Company shall promptly advise Purchaser, in writing, of any change or the occurrence of any event after the date of this Agreement having, or which may have, a Material Adverse Effect.

                  SECTION 6.2 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use its respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals (including, without limitation, any required under the HSR Act including request for early termination of waiting periods under the HSR Act), to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Transactions (and, in such case, to proceed with the Transactions as expeditiously as possible), subject, however, to obtaining the Required

Approvals and the Required Statutory Approvals; and provided, that nothing in this Section 6.2 shall affect any responsibility or obligation specifically allocated to any party in this Agreement.

                  SECTION 6.3 Public Statements. The parties shall consult with each other prior to issuing any press release or making any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or make such public statement, prior review and approval would prevent the timely dissemination of such release or statement in violation of applicable law.

                  SECTION 6.4 Disclosure Supplements. From time to time prior to the Closing Date, and in any event immediately prior to the Closing Date, the Companies shall promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is necessary to correct any information in the Disclosure Schedule that is or has become inaccurate in any material respect, it being understood that neither the delivery of such information nor any amendment or supplement to the Disclosure Schedule shall, directly or indirectly, in any manner constitute a waiver by the Purchaser of the conditions precedent to the Closing hereunder or a modification to such conditions to Closing.

                  SECTION 6.5 Funds Availability Notification. If the Purchaser becomes aware or learns of any actual or threatened event or circumstance which causes, or can reasonably be expected to cause, the Purchaser's representation contained in Section 4.4 hereof as to Funds Availability to be incorrect at any time in any material respect, the Purchaser agrees to notify each Company Principal of such event or circumstance and the steps Purchaser proposes to take to remedy such event or circumstance or otherwise seek to obtain sufficient funds to satisfy such representation. Any such notification shall be given promptly but in no event later than two (2) business days following Purchaser's learning of such event or circumstance. In addition, the Purchaser agrees to promptly furnish to each Company Principal copies of any material amendment of, or modification to, any commitment letter or funding arrangement relied upon by the Purchaser in making the Funds Availability representation.

                  SECTION 6.6 Satisfaction of Conditions Precedent. Each of the parties shall use its reasonable best efforts to cause the satisfaction on or before the Final Date (as defined herein) of the conditions precedent contained in Article VII of this Agreement that impose obligations on it or require action on its part.

                  SECTION 6.7 Continuing Director and Officer Indemnification. Triumph-Delaware will indemnify, hold harmless and reimburse expenses (including in advance), for a period of six years following the Closing Date (the "Indemnification Period"), the directors and officers of the Companies from and against any and all liabilities, fines, penalties, losses, costs and expenses (collectively "Liability") that any such director or officer may incur by reason of his service as a director or officer of a Company prior to the Closing Date to the same extent as the Companies shall have agreed to indemnify and reimburse expenses of such directors and officers as of the date of this Agreement pursuant to the By-laws of such Company, except to the extent that such Liability arises out of a breach of this Agreement or any of the Transaction Documents by such director or officer. In the event Purchaser shall sell, liquidate, combine or reorganize Triumph-Delaware at any time during the Indemnification Period, adequate provision shall be made as a condition thereto to ensure that the rights of such directors and officers pursuant to this Section 6.7 are preserved for the then remaining duration of the Indemnification Period. During the Indemnification Period, each Company, to the extent it maintains directors' and officers' liability insurance, shall use its reasonable best efforts to include the aforesaid officers and directors of such Company as additional covered persons (assuming that such coverage is available at commercially reasonable rates).

                  SECTION 6.8 Certain Leases. After the Closing, at the request of Triumph-Delaware, the Company Principals shall cause the Real Estate Partnership which owns the Facilities (as hereinafter defined) to renew or extend the leases through December 31, 2010, with respect to the facilities listed in Section 3.5(a) of the Disclosure Schedule (the "Facilities") on terms substantially similar to those applicable to such Facilities on the date of this Agreement, provided that the monthly rental amounts will remain at current rates through December 31, 1998 and then will be increased 4% each calendar year thereafter.

                  SECTION 6.9 Name Change. Concurrently with or prior to the Closing, the Company Principals shall dissolve or change the name of the Excluded Companies such that the words "Diamond" or "Triumph" do not appear. From and after the Closing, the Company Principals shall cease and desist from using in the conduct of any business, such words or any resemblance to, or likely to be confused with, "Diamond" or "Triumph."

                  SECTION 6.10 Section 338(h)(10) Election. The Company Principals agree, upon GEI's request, to join Triumph-Delaware in making an election pursuant to Section 338(h)(10) of the Code (and similar provisions of state and local law) with respect to the Stock Purchases.

                                   ARTICLE VII

                                   CONDITIONS

                  SECTION 7.1 Conditions to Each Party's Obligations to Effect the Transactions. The respective obligation of each party to effect the Transactions set forth in Section 2.2 shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Transactions shall have been issued and remain in effect;

                  (b) No legal action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Transactions;

                  (c) All governmental and third party consents, orders and approvals legally required for the consummation of the Transactions and the transactions contemplated hereby (including without limitation all Required Statutory Approvals and Required Approvals) shall have been obtained and be in effect at the Closing Date without any material limitations or conditions; and

                  (d) All waiting periods and conditions applicable to the Transactions under the HSR Act shall have expired or been terminated and/or been satisfied.

                  SECTION 7.2 Conditions to Obligations of the Company Principals to Effect the Transactions. Unless waived in writing by the Company Principals, the obligation of the Company Principals to effect the Transactions set forth in Section 2.2 shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) Each Company Principal shall have received, by wire transfer to an account designated by such Company Principal, payment of an amount equal to 50% of the Redemption Price; and

                  (b) Each Company Principal shall have received from Kramer, Levin, Naftalis & Frankel, counsel to the Purchaser, an opinion reasonably satisfactory to each Company Principal.

                  SECTION 7.3 Conditions to Obligations of Purchaser to Effect the Transactions. Unless waived in writing by Purchaser, the obligations of Purchaser to effect the Transactions set forth in Section 2.2 shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) Each Company and the Company Principals shall have performed in all material respects all of their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of the Companies and the Company Principals contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date; and Purchaser shall have received a Certificate of the President of Triumph-Delaware to that effect;

                  (b) The Employment Agreements shall have been executed and delivered;

                  (c) Purchaser shall have received good standing certificates dated within one month of the Closing Date for each Company from the jurisdictions listed in Section 3.1 of the Disclosure Schedule;

                  (d) There shall not have been any Material Adverse Change, and
the  Purchaser   shall  have   received  a  Certificate   of  the  President  of
Triumph-Delaware to such effect;

                  (e) The Purchaser shall have received from Cooperman Levitt Winikoff Lester & Newman, P.C., counsel to the Companies and the Company Principals, an opinion reasonably satisfactory to the Purchaser;

                  (f) The Purchaser shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by the Purchaser's legal counsel to provide for the continuation in full force and effect of any and all material Contracts of each Company and for the Company Principals to consummate the transactions contemplated hereby and by the other Transaction Documents;

                  (g) Each of the Company Principals shall have executed and delivered a Non-competition Agreement, the Stockholders Agreement and a General Release substantially in the form of Exhibit F annexed hereto;

                  (h) Triumph-Delaware shall have obtained at least One Hundred Fifteen Million U.S. Dollars ($115,000,000.00) in aggregate principal amount of borrowings to be applied to the payment of the Redemption Price, and Triumph-Delaware shall have available a credit facility in the amount of an additional Twenty Million U.S. Dollars ($20,000,000.00), as contemplated by the Funds Availability Letter, on terms and conditions acceptable to the Purchaser in its sole discretion; and

                  (i) The Purchaser shall have been given an opportunity to review the Company Financial Statements with the Company's independent auditors and certain tax matters relating to Scranton and the other Companies with the Company's tax advisors and, in each case, shall be reasonably satisfied with the results of such review.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

                  SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of the Purchaser and the Company Principals; or

                  (b) by either the Purchaser or the Company Principals, if all the conditions for Closing shall not have been satisfied or waived on or before May 31, 1998 (the "Final Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of this Agreement or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any condition for Closing (for the purposes of this clause (b), the Companies and the Company Principals shall be considered a single party); or

                  (c) by either the Purchaser or the Company Principals, if a Governmental Body shall have issued a nonappealable final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or in the other Transaction Documents; provided however, that the right to terminate this

                  Agreement under this Section 8.1(c) shall not be available to any party which has not complied with its respective obligations under Section 6.2 and such noncompliance materially contributed to the issuance of any such Order or the taking of such action; provided further that the party seeking to terminate this Agreement pursuant to this clause 8.1(c) shall have used all reasonable efforts to remove such Order or action (for the purposes of this clause (c), the Companies and the Company Principals shall be considered a single party); or

                  (d) by the Purchaser if any representation or warranty of any Company or the Company Principals set forth in this Agreement shall be untrue in any material respect such that the condition set forth in Section 7.3(a), would not be satisfied; provided, however, that if such breach of such representation or warranty is curable prior to the Final Date by a Company or the Company Principals, through the exercise of reasonable best efforts and for so long as such Company or the Company Principals continues to exercise such reasonable best efforts, the Purchaser may not terminate this Agreement under this Section 8.1(d); provided, however, that no modification of the Disclosure Schedule (whether pursuant to Section 6.4 or otherwise) without the written consent of the Purchaser shall be deemed to cure a breach of any such representation or warranty; or

                  (e) by the Purchaser, upon a breach of any covenant or agreement on the part of any Company or the Company Principals set forth in this Agreement such that the condition set forth in Section 7.3(a), would not be satisfied; provided, however, that if such breach is curable prior to the Final Date by a Company or the Company Principals, through the exercise of reasonable best efforts and for so long as such Company or the Company Principals continues to exercise such reasonable best efforts, the Purchaser may not terminate this Agreement under this Section 8.1(e); or

                  (f) by any Company Principal if any representation or warranty of the Purchaser set forth in this Agreement shall be untrue in any material respect on and as of (i) the date made and (ii) the Closing Date; provided, however, that if such breach of such representation or warranty is curable prior to the Final Date by the Purchaser through the exercise of reasonable best efforts and for so long as the Purchaser continues to exercise such reasonable best efforts, the Company Principals may not terminate this Agreement under this
                  Section 8.1(f); or

                  (g) by the Company Principals, upon a material breach of any material covenant or agreement on the part of the Purchaser set forth in this Agreement; provided, however, that if such breach is curable prior to the Final Date by the Purchaser, through the exercise of reasonable best efforts and for so long as the Purchaser continues to exercise such reasonable best efforts, the Company Principals may not terminate this Agreement under this Section 8.1(g).

                  SECTION 8.2 Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective by the delivery of written notice (in accordance with the provisions of Section 9.3 hereof) of the terminating party to the other parties hereto. In the event of termination of this Agreement by either Purchaser or any Company Principal as provided in
Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of any of the Companies, the Company Principals or Purchaser except as set forth in this Section 8.2, the penultimate sentence of Section 6.1 (with respect to confidential and non-public information), and Sections 8.1, 8.5, 9.4 and 9.9, which shall survive such termination; provided, however, that a termination of this Agreement shall not relieve any party from liability for any breach of this Agreement or defeat or impair the right of any party to pursue such relief as may otherwise be available to it as a result of any breach of this Agreement or any of the representations, warranties, covenants or agreements contained herein.

                  SECTION 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

                  SECTION 8.4 Waiver. At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  SECTION 8.5 Expenses. Subject to the last sentence of Section 3.24, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.1 Survival of Representations and Warranties. The representations and warranties of the Companies, and the Company Principals, as the case may be, contained in this Agreement or in any Transaction Document shall survive the Closing for the benefit of the Purchaser as follows: (i) as to the representations and warranties contained in Section 3.2, forever; (ii) as to the representations and warranties contained in Section 3.7, until 60 days following the expiration of all periods allowed for objecting and appealing the determination of any proceedings relating to any assessment or reassessment by any tax authority with respect to the matters to which such representations and warranties pertain; and (iii) as to all other representations and warranties, no survival following the Closing Date.

                  SECTION 9.2 Succession and Assignments; Third Party Beneficiaries. Except as contemplated by Section 4.3 hereof, this Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other parties. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

                  SECTION 9.3 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be
(i) sent by facsimile transmission (with confirmation of receipt), (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

                  (a)      To Purchaser:

                           Green Equity Investors II, L.P.
                           c/o Leonard Green & Partners, L.P.
                           11111 Santa Monica Boulevard, Suite 2000
                           Los Angeles, California  90025
                           Attention: Gregory J. Annick
                           Fax No.: (310) 954-0404

                           With a copy to:

                           Kramer, Levin, Naftalis & Frankel
                           919 Third Avenue
                           New York, New York  10022-3903
                           Attention: Howard A. Sobel, Esq.
                           Fax No.: (212) 715-8000

                  (b)      To any Company and to the Company Principals:

                           Diamond Triumph Auto Glass, Inc.
                           220 Division Street
                           Kingston, Pennsylvania  18704
                           Attention: Co-Chairmen of the Board
                           Fax No.: (717) 287-9775

                           With a copy to:

                           Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                           New York, New York  10022
                           Attention: Ira I. Roxland, Esq.
                           Fax No.: (212) 755-2839


Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) 24 hours after shipment by such courier service.

                  SECTION 9.4 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  SECTION 9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

                  SECTION 9.6 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

                  SECTION 9.7 Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedule attached hereto and the documents and instruments referred to herein or delivered pursuant hereto (including the Transaction Documents), and the Confidentiality Agreement, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written, as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

                  SECTION 9.8. Environmental Indemnity. From and after the Closing, the Company Principals shall indemnify and hold harmless the Purchaser and each of the

Companies from all Environmental Costs and Liabilities relating to any properties or facilities formerly or currently owned by any of the Company Principals or any Affiliates thereof if such Environmental Costs and Liabilities
(i) arise from or are related to the business and operations of the Companies prior to the Closing, or (ii) are caused by or relate to any act or omission of the Company Principals, their Affiliates, or any other person acting on their behalf after the Closing.

                  "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, reasonable attorneys' fees, consultants' fees, and investigation and cleanup costs) in connection with any Environmental Law (as to OSHA, only the environmental law provisions thereof), Environmental Notice, or other environmental matter.

                  SECTION 9.9 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

                  SECTION 9.10 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

                  SECTION 9.11      Certain Definitions.

                  "Affiliate" shall have the meaning specified by Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                  "Governmental Body" means any governmental or regulatory body, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                  "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including any bank overdraft or other similar extension of credit, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than 30 days past due unless disputed or contested by a Company and which do not in the aggregate amount to more than $100,000),
(iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

                  "Lien" means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation affecting title.

                  "Material Adverse Change" means any material adverse change in the business, properties, results of operations or condition (financial or otherwise) of the Companies on a combined or consolidated basis, as applicable.

                  "Order" means any order, consent, consent order, injunction, judgement, decree, consent decree, ruling, writ, assessment or arbitration award.

                  "Person" means any individual, corporation, partnership, firm,
joint  venture,   association,   joint-stock  company,   trust,   unincorporated
organization, Governmental Body or other entity.

                  "Transaction Documents" means this Agreement, the Employment Agreements, the Stockholders Agreement, the Non-competition Agreements, the Management Services Agreement and the General Releases.

                  Terms defined in the preamble to this Agreement shall have the respective meanings ascribed to such terms in such preamble.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                       VGMC CORP.


                                       By: /s/ Gregory Annick
                                          ------------------------------------
                                          Name:
                                          Title:


                                       GREEN EQUITY INVESTORS II, L.P.


                                       By: Grand Avenue Capital Partners, L.P.

                                       By: Grand Avenue Capital Corporation,
                                             its general partner


                                       By: /s/ Gregory Annick
                                          ------------------------------------
                                          Name:
                                          Title:


                                       DIAMOND TRIUMPH AUTO GLASS, INC.


                                       By /s/ Kenneth Levine
                                         -------------------------------------
                                         Name:
                                         Title:


                                       TRIUMPH AUTO GLASS, INC.


                                       By: /s/ Kenneth Levine
                                          -----------------------------------
                                          Name:
                                          Title:


                                       DIAMOND AUTO GLASS WORKS, INC.


                                       By: /s/ Kenneth Levine
                                          -----------------------------------
                                          Name:
                                          Title:

                                       A ABOVE AVERAGE GLASS COMPANY
                                       BY DIAMOND, INC.


                                       By: /s/ Kenneth Levine
                                          -----------------------------------
                                          Name:
                                          Title:


                                       A-AA TRIUMPH AUTO GLASS, INC.


                                       By: /s/ Kenneth Levine
                                          -----------------------------------
                                          Name:
                                          Title:


                                       SCRANTON HOLDINGS, INC.


                                       By: /s/ Kenneth Levine
                                          -----------------------------------
                                          Name:
                                          Title:


                                       DIAMOND/TRIUMPH AUTO EXPORT
                                       SALES CO. INC.


                                       By: /s/ Kenneth Levine
                                          -----------------------------------
                                          Name:
                                          Title:


                                       A-AUTO GLASS BY TRIUMPH, INC.


                                       By: /s/ Kenneth Levine
                                          -----------------------------------
                                          Name:
                                          Title:


                                       A-AUTO GLASS COMPANY BY
                                       DIAMOND,  INC.


                                       By: /s/ Kenneth Levine
                                          -----------------------------------
                                          Name:
                                          Title:

                                       /s/ Kenneth Levine
                                       --------------------------------------
                                       Kenneth Levine


                                       /s/ Richard Rutta
                                       --------------------------------------
                                       Richard Rutta